EXHIBIT 10.51

ASSIGNMENT AND AMENDMENT OF LEASE

November 30, 2015

1.A.           Reference is made to lease dated December 6, 2000, by and between H&N Associates, LLC, a Massachusetts limited liability company, as landlord (“Landlord”), and Advanced Inhalation Research, Inc., a Delaware corporation, as tenant, with respect to premises known as Brickyard Square, 190 Everett Avenue, Chelsea, Massachusetts.  Alkermes, Inc. (hereinafter referred to as “Assignor”) has succeeded to the tenant’s interest in said lease.  Said lease, as amended by Side Letter dated December 6, 2000, by Amendment A dated August 22, 2002, by Side Letter dated January 13, 2004, by Amendment B dated December 4, 2006, by Side Letter dated August 1, 2007, by Side Letter dated December 19, 2007, by Side Letter dated January 26, 2011, by Side Letter dated April 13, 2011, and by letter of extension dated March 27, 2015 (the “Extension Letter”), is hereinafter collectively referred to as “the Lease”.

1.B.           Reference is further made to that certain sublease dated December 27, 2010, by and between Assignor, as sublandlord, and Civitas Therapeutics, Inc., a Delaware corporation formerly known as Corregidor Therapeutics, Inc., as subtenant (the “Subtenant” or “Tenant”, as applicable), for the said premises. Said sublease, as amended by Side Letter dated February 4, 2011, by Side Letter dated April 21, 2011, and by Side Letter dated March 25, 2015, is hereinafter collectively referred to as the “Sublease”. Subtenant is a wholly owned subsidiary of Acorda Therapeutics, Inc., a Delaware corporation.

2.A.           Assignor hereby assigns all its right, title and interest in the Lease to Subtenant, and Subtenant hereby assumes and agrees to perform all agreements, covenants, and conditions imposed on the tenant under the Lease arising on or after the date hereof, such assignment and assumption to be effective as of the date hereof, provided, however, Subtenant acknowledges and agrees that tenant’s obligations arising upon the expiration or termination of the Lease as set forth in Section 6(2) of the Lease shall be deemed to be arising on or after the date hereof. Assignor shall and hereby agrees to indemnify, defend and hold Subtenant harmless from and against any and all actions, claims, demands, penalties, liabilities or costs (including reasonable attorneys’ fees) incurred in connection with the Lease and arising or accruing from Assignor’s acts or omissions prior to the date hereof, except to the extent such acts or omissions are (i) tenant’s obligations arising upon the expiration or termination of the Lease pursuant to the covenants set forth in Section 6(2) of the Lease or (ii) Subtenant obligations under the Sublease first arising or accruing from and after December 27, 2010. Subtenant shall and hereby agrees to indemnify, defend and hold Assignor harmless from and against any and all actions, claims, demands, penalties, liabilities or costs (including reasonable attorneys’ fees) incurred in connection with (x) the Lease and first arising on or after the date hereof and (y) Subtenant obligations under the Sublease and first arising or accruing from and after December 27, 2010.  Notwithstanding the foregoing and except for payments to be made pursuant to tenant’s obligations arising upon the expiration or termination of the Lease as set forth in Section 6(2) of the Lease, any payment to be made under the Lease that pertains to events or time prior to the date hereof, but is not yet due and payable, shall be reconciled and paid by Landlord or Assignor, as applicable, when such payment would otherwise become due and payable as set forth in the Lease.

2.B.           Assignor and Subtenant hereby agree that, notwithstanding any provision of the Sublease to the contrary, the term of the Sublease will expire and come to an end on the date hereof with the same force and effect as if such date were the date initially set forth therein as the expiration date thereof, with no additional cost payable by Assignor or Subtenant that is solely related to the early expiration of the Sublease, and the parties thereto shall have no obligations to each other except (i) any obligations under the Sublease arising or accruing prior to the date hereof, (ii) Assignor shall deliver each letter of credit being held by Assignor under the Sublease in the amounts of $1,000,000 and $4,809,263, respectively, to Subtenant within five (5) business days of the date hereof and (iii) any payment to be made under the Sublease that pertains to events or time prior to the date hereof, but is not yet due and payable, shall be reconciled and paid by the applicable party when such payment would otherwise become due and payable as set forth in the Sublease.

3.           Landlord hereby consents to the matters referenced in Section 2 hereof, provided, however, that it is understood and agreed that, as between Landlord and Assignor, Assignor shall continue to remain liable for the tenant’s obligations under the Lease regarding any environmental contamination and/or remediation of any hazardous materials in the demised premises or on the Lot, which were not present at the time Landlord delivered the demised premises to Assignor, and which have arisen prior to the date hereof.  It is understood and agreed that Landlord’s consent to said matters shall not be deemed a consent to any further assignment of the Lease or any subletting or licensing of the whole or any part of the premises demised by the Lease, provided, however, notwithstanding any provision contained in the Lease to the contrary, Landlord hereby agrees to permit Subtenant to assign its rights under the Lease to a parent or affiliate of Subtenant upon ten (10) days written notice to Landlord, so long as Subtenant shall continue to remain liable under the Lease, such liability to be primary and joint and several with that of the assignee.  Landlord hereby represents and warrants to Subtenant that Assignor is not in monetary default under the Lease, and no event has occurred, but for the passage of time, that would otherwise constitute a monetary default under the Lease, nor, to the best of Landlord’s knowledge without investigation, is Assignor in default of any of its other obligations under the Lease, and Landlord has not issued any notice of default of any of Assignor’s other obligations under the Lease that remains uncured.  Assignor hereby represents and warrants to Subtenant that Landlord is not in default under the Lease and no event has occurred, but for the passage of time, that would otherwise constitute a default under the Lease.

4.           Landlord and Assignor hereby represent and warrant to Subtenant that the documents that constitute the Lease as referenced herein are all of the documents and agreements that exist in connection with the Lease.

5.           Pursuant to the Extension Letter, the term of the Lease has been extended for a period of five (5) years commencing on January 1, 2016 and expiring on December 31, 2020 (“the First Extension Term”).  Simultaneously with the effectiveness of the assignment of the Lease set forth herein, notwithstanding any provision in the Lease to the contrary, Landlord and Tenant hereby agree that the Lease is hereby amended in the following respects:

(A)           Tenant hereby exercises the one (1) remaining five (5) year option set forth in the Lease so that the term of the Lease is hereby extended for an additional period of five

(5) years from January 1, 2021 and same shall now expire on December 31, 2025 (“the Second Extension Term”).

(B)           Tenant shall have the right, at its election, to further extend the term of the Lease for an additional period of five (5) years commencing on January 1, 2026 (“the First Additional Period”), provided that Landlord shall receive written notice from Tenant of the exercise of its election at least nine (9) months prior to December 31, 2025, and provided further that Tenant shall not be in default at the time of Landlord’s receipt of such notice in the payment of any Fixed Rent beyond any applicable notice and cure period.  Tenant shall have the right, at its election, to further extend the term beyond the First Additional Period for one (1) additional period of five (5) years commencing upon the expiration of the term as previously extended (“the Second Additional Period” and, together with the First Additional Period, the “Additional Periods”), provided that Landlord shall receive written notice from Tenant of the exercise of its election at least nine (9) months prior to the expiration of the First Additional Period and provided further that Tenant shall not be in default at the time of Landlord’s receipt of such notice in the payment of any Fixed Rent beyond any applicable notice and cure period.  The expression “the term of the Lease” or any equivalent expression means the period expiring on December 31, 2025.  After the exercise by Tenant of one or both of the aforesaid elections, the expression “the term of the Lease” or any equivalent expression shall mean the term as it may have been then extended.  Except as expressly otherwise provided in the Lease, all the agreements and conditions in the Lease contained shall apply to the additional period or periods to which the term shall be extended as aforesaid.  If Landlord shall receive notice of the exercise of an election in the manner and within the time provided aforesaid, the term shall be extended upon the receipt of the notice without the requirement of any action on the part of Landlord.

(C)           As of January 1, 2016, the Fixed Rent payable, pursuant to Article V of the Lease, shall be payable at the following annual rates:

(i)	During the first year of the First Extension Term…$1,042,762.50;

(ii)	During the second year of the First Extension Term…$1,068,831.56;

(iii)	During the third year of the First Extension Term…$1,095,552.35;

(iv)	During the fourth year of the First Extension Term…$1,122,941.16;

(v)	During the fifth year of the First Extension Term…$1,151,014.69;

(vi)	During the first year of the Second Extension Term…$1,179,790.06;

(vii)	During the second year of the Second Extension Term…$1,209,284.81;

(viii)	During the third year of the Second Extension Term…$1,239,516.93;

(ix)	During the fourth year of the Second Extension Term…$1,270,504.85;

(x)	During the fifth year of the Second Extension Term…$1,302,267.47; and

(xi)
During each year of the First Additional Period and during each year of the Second Additional Period (if said Additional Periods are exercised), the Fixed Rent shall increase each year by an amount equal to that sum arrived at by multiplying the Fixed Rent payable immediately prior to the year in question by two and a half percent (2 ½%).

In each case, Fixed Rent shall be payable as set forth in Section (A) of Article V of the Lease.

(D)           Except as otherwise set forth herein, Tenant shall pay all additional rent and other charges arising after the date hereof under the Lease during the remainder of the term of the Lease as same may be extended.

6.           [Intentionally omitted]

7.           The address for notices and other communications authorized or required under the Lease to be directed to Tenant shall be directed to Tenant at 420 Saw Mill River Road, Ardsley, New York 10502, Attn: Legal Department, with a copy to: Evan S. Hirsch, Esq., c/o Jones Day, 901 Lakeside Avenue, Cleveland, Ohio 44114; and if to Landlord c/o HCG Properties, LLC, 651 Washington Street, Suite 200, Brookline, MA  02446, Attention Hal Garnick, with a copy to Gary D. Buchman, Esq., c/o Sherin and Lodgen LLP, 101 Federal Street, Boston, MA 02110.

8.           BROKERS.

(A)           Assignor hereby represents and warrants to Landlord and Tenant that it has not dealt with any broker in connection with this Assignment and Amendment of Lease and, to the best of its knowledge, there are no brokerage commissions or finders’ fees payable in connection herewith.  Assignor hereby agrees to hold Landlord and Tenant harmless from, and indemnified against all loss or damage (including, without limitation, the cost of defending the same) arising from any breach of the foregoing representation and warranty.

(B)           Tenant hereby represents and warrants to Landlord and Assignor that it has not dealt with any broker in connection with this Assignment and Amendment of Lease and, to the best of its knowledge, there are no brokerage commissions or finders’ fees payable in connection herewith.  Tenant hereby agrees to hold Landlord and Assignor harmless from, and indemnified against all loss or damage (including, without limitation, the cost of defending the same) arising from any breach of the foregoing representation and warranty.

(C)           Landlord hereby represents and warrants to Assignor and Tenant that it has not dealt with any broker in connection with this Assignment and Amendment of Lease and, to the best of its knowledge, there are no brokerage commissions or finders’ fees payable in connection herewith.  Landlord hereby agrees to hold Assignor and Tenant harmless from, and indemnified against all loss or damage (including, without limitation, the cost of defending the same) arising from any breach of the foregoing representation and warranty.

9.           Any capitalized term not defined herein shall have the same meaning given to it in the Lease.

10.           Except as expressly modified herein, the Lease shall remain unmodified and in full force and effect. In the event there is a conflict between this Assignment and Amendment of Lease and the Lease and/or Sublease, this Assignment and Amendment of Lease shall control.

11.           This Assignment and Amendment of Lease (A) shall be binding upon and shall inure to the benefit of Landlord, Tenant and Assignor and their respective legal representatives, successors and assigns and (B) may be executed in one or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The parties acknowledge and agree that the signatures of the parties hereto may be delivered via facsimile or email and that such signatures shall be effective to the same extent as delivery of an original signature.

[Signatures on next page]

In Witness Whereof, Landlord, Tenant and Assignor have caused this Assignment and Amendment of Lease to be executed as an instrument under seal as of the day and year first above written.

LANDLORD:

H&N ASSOCIATES, LLC

By:   /s/ Harold C. Garnick
         Name: Harold C. Garnick
Title:  Manager

By:   /s/ Noah Goldstein
         Name: Noah Goldstein
Title:  Manager

ASSIGNOR:

ALKERMES, INC.

By:  /s/ Michael Landine
       Name: Michael Landine
       Title: Senior Vice President

SUBTENANT/TENANT:

CIVITAS THERAPEUTICS, INC.

By:  /s/ Ron Cohen
        Name: Ron Cohen, M.D.
        Title: Authorized Representative